Exhibit 10.18

ANGEL STUDIOS, INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (this “Agreement”) is made and entered into as of [●], 2026, by and among Angel Studios, Inc., a Delaware corporation (the “Company”) and the undersigned Key Operator (“Key Operator”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

R E C I T A L S

A.            Reference is made to that certain Amended and Restated Agreement and Plan of Merger dated as of June 29, 2026 (the “Merger Agreement”) by and among the Company, Angel TCP Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company (the “Merger Sub”), Toothy Cow Productions, LLC, a Tennessee limited liability company (“TCP”), and Shining Isle Productions, LLC, a Tennessee limited liability company (“Shining Isle”).

B.            Upon the consummation of the transactions contemplated by the Merger Agreement, Key Operator shall receive [●] shares (the “Shares”) of Class A Common Stock of the Company (“Common Stock”) as described in the Merger Agreement.

C.            Key Operator is a Key Operator under the Merger Agreement.

D.            To induce the Company to enter into and consummate the transactions set forth in the Merger Agreement, Key Operator agrees to subject the Shares to the restrictions set forth herein.

E.            In furtherance of the foregoing and in consideration of the mutual promises herein contained, the Company and Key Operator agree as follows:

1.             Condition Precedent. The terms, restrictions and obligations of the parties set forth in this Agreement are subject to and conditioned upon the consummation of the Merger and shall only become effective and binding on the parties as of the Closing.

2.	Restriction on Shares.

2.1.          Forfeiture Obligation; Release.

a.            Forfeiture Obligation. Subject to the conditions set forth in Section 3, to the extent that TCP fails to achieve the performance metrics described on Exhibit A, Key Operator shall forfeit the applicable number of Shares described therein (the “Forfeiture Obligation”).

b.            Forfeiture; Release. The Unreleased Shares shall be released from the Forfeiture Obligation upon achieving the performance metrics described on Exhibit A (each such event, an “Event of Release”) or pursuant to Section 3 below, or shall be forfeited upon failure to achieve such metrics (each such event, an “Event of Forfeiture”) in accordance with the terms set forth on Exhibit A. If, at any time prior to the release or forfeiture of Shares pursuant to the terms hereof, (i) Key Operator voluntarily terminates his, her or its status as a Service Provider for any reason other than a Good Reason, or (ii) the Company terminates Key Operator’s status as a Service Provider for Cause, all Unreleased Shares shall be deemed to be automatically (without any act on the part of Key Operator) forfeited in their entirety.

c.            Determination and Notice Period.

i.     Key Operator Notice. As soon as practicable following the last day of the applicable Performance Period, the Company shall provide a written notice to Key Operator describing each occurrence of an Event of Forfeiture or an Event of Release, as applicable, that took place during the applicable Performance Period (such notice, a “Key Operator Notice”), which shall describe each such Event of Forfeiture or Event of Release in reasonable detail, including the number of Shares to be forfeited or to be released from the Forfeiture Obligation, as applicable. Unless otherwise directed by the Company in the Key Operator Notice, any forfeiture of Shares by Key Operator pursuant to this Agreement shall be deemed to occur automatically (without any act on the part of Key Operator) upon Key Operator’s receipt of such Key Operator Notice.

d.            Cancellation; No Consideration. Any Shares forfeited pursuant to the Forfeiture Obligation shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.2.          Transfer Restrictions. In addition to any other limitation on transfer created by applicable securities laws, Key Operator shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Forfeiture Obligation. After any Shares have been released from the Forfeiture Obligation, Key Operator shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions of this Agreement, the transfer restrictions set forth in the Company’s Bylaws and applicable securities laws.

2.3.          Adjustments. In the event of any stock dividend, stock split, reverse stock split or recapitalization of the Company’s Common Stock occurring after the date hereof, the total number of Shares, including any Unreleased Shares, shall automatically be adjusted to appropriately reflect the effect of such stock dividend, stock split, reverse stock split or recapitalization of the Company’s Common Stock. For the avoidance of doubt, any Shares adjusted in accordance with this Section shall remain subject to the Forfeiture Obligation set forth in Section 2.1.

2.4.          Definitions.

a.            “Cause” shall mean a termination by the Company for one or more of the following reasons: (a) Key Operator’s repeated and willful failure to satisfactorily perform Key Operator’s job duties after thirty days written notice of such deficiency and an opportunity to cure (of at least fifteen business days); (b) Key Operator’s commission of an act of misconduct or dishonesty that injures the business, business reputation or business relationships of the Company; (c) Key Operator’s conviction of, or pleading guilty or nolo contendere to, a felony; (d) Key Operator’s commission of any act of fraud against the Company; (e) any act of personal dishonesty taken by Key Operator in connection with Key Operator’s responsibilities as an employee that is intended to result in substantial personal enrichment; (f) Key Operator’s repeated refusal or failure to follow lawful directions of the Board of Directors of the Company (the “Board”) which remains uncured after thirty days after written notice of such deficiency; and (g) Key Operator’s violation of the covenants set forth in Section 4.1 of this Agreement.

b.            “Disability” means any physical or mental disability or infirmity of Key Operator that prevents the performance of Key Operator’s duties in any material respect despite the provision of reasonable accommodations (to the extent required by law) for a period of: (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.

c.            “Good Reason” means, without Key Operator’s written consent: (i) a breach by the Company of any material provision of this Agreement or the service provider agreement between the Company and Key Operator (the “Service Provider Agreement”); (ii) a reduction in Key Operator’s compensation as set forth in the Service Provider Agreement, and (iii) the relocation of Key Operator’s principal place of employment or service provision by more than twenty (20) miles away from 230 Franklyn Road, Franklin, TN 37064.

d.            “Performance Period” means, with respect to any season of The Wingfeather Saga, the period beginning on which the first episode of such season is released to the public and ending on the date that is twelve (12) months following the date on which the last episode of such season is released to the public.

e.            “Revenue” means any and all revenue received from the exploitation of The Wingfeather Saga, including, without limitation, revenue from all component parts thereof and from any works, such as video games and interactive products, whether now existing or hereafter created, that are derived from or incorporate elements of The Wingfeather Saga.

f.            “Service Provider” means, for the purposes of this Agreement, a person who (i) is an employee of the Company or any parent or subsidiary of the Company, or (ii) is engaged by the Company to render consulting or advisory services to the Company or any parent or subsidiary of the Company; provided that, in each case, Key Operator may qualify as a Service Provider only so long as Key Operator is dedicating substantially all of Key Operator’s professional time to the Company or is dedicating sufficient time to the Company to develop and produce episodes for the Wingfeather Saga in the ordinary course.

g.            “The Wingfeather Saga” means the animated television/streaming series titled The Wingfeather Saga based on the fantasy novels written by Andrew Peterson that TCP is producing as its primary business activity.

h.            “Unreleased Shares” means any Shares that have not yet been released from the Forfeiture Obligation pursuant to Section 2.1.

3.            Forfeiture Obligation Conditions. For any season of The Wingfeather Saga, the number of Unreleased Shares that are subject to forfeiture under Section 2.1 shall be reduced in accordance with Exhibit A if either of the following conditions is not satisfied. Notwithstanding the foregoing, if (i) the Company terminates Key Operator as a Service Provider without Cause, (ii) Key Operator terminates his status as a Service Provider for Good Reason or (iii) upon Key Operator’s death or Disability, all remaining Unreleased Shares shall be automatically released from the Forfeiture Obligation.

3.1.          Production Payments. Payment of the production financing amounts by the Company to TCP shall be made in the amounts and on the dates set forth on Exhibit A with respect to Seasons 4-7 (the “Production Payments”). If the Company fails to make a certain Production Payment and does not cure such failure pursuant to Section 3.3, then the number of Unreleased Shares set forth opposite such Production Payment on Exhibit A shall be released from the Forfeiture Obligation; provided that, if the Company Cancels (or notifies Key Operator of its intent to Cancel) The Wingfeather Saga prior to the completion of all seasons, then all remaining Unreleased Shares shall be automatically released from the Forfeiture Obligation. For purposes of this Section 3.1 and Exhibit A, "Cancel" (and correlative terms, including "Cancels") shall include the termination by the Company of fifty percent (50%) or more of the employees listed on Schedule I attached hereto.

Notwithstanding the foregoing, the Company may defer up to three (3) consecutive Production Payments per season (the “Deferred Payments”) without triggering the release of the Unreleased Shares from the Forfeiture Obligation, provided that the Company (i) gives Key Operator at least thirty (30) days’ prior written notice of each such deferral, (ii) subsequently resumes payment of the Production Payments in accordance with the Production Payment Table on Exhibit A hereto, beginning with the first Deferred Payment and continuing sequentially thereafter with each subsequent Deferred Payment and the remaining Production Payments in the ordinary course, and (iii) extends the deadlines set forth in the Timing performance metrics in Exhibit A by the amount of time equal to one hundred fifty percent (150%) of the period during which such Production Payments were deferred, or as otherwise mutually agreed between the Company and Key Operator.

3.2.          Creative Control. The creative team at TCP will retain creative control of The Wingfeather Saga subject to customary Company board and officer approval, with reasonable autonomy on the content, and with branding and marks following the guidelines outlined in the Wingfeather Saga brand guide (“Creative Control”). If the Company fails to satisfy the Creative Control condition set forth in this Section 3.2 with respect to any episode of The Wingfeather Saga, the number of Unreleased Shares subject to forfeiture shall be reduced, and such Shares shall be deemed released from the Forfeiture Obligation, in accordance with the Episode Shares Formula set forth in Exhibit A.

3.3.          Cure Period. In order for any reduction of Unreleased Shares to occur pursuant to this Section 3, (a) Key Operator shall provide the Company with written notice describing in reasonable detail (i) any actual failure by the Company to satisfy any condition set forth in this Section 3, or (ii) Key Operator’s good faith belief that the Company intends to take, or omit to take, any action that would result in such a failure; and (b) the Company shall have fifteen (15) days from its receipt of such notice to cure the applicable failure (the “Cure Period”).

3.4.          Quarterly Revenue Reporting. The Company shall prepare and deliver to Key Operator, within forty-five (45) days after the end of each fiscal quarter, a written report setting forth in reasonable detail the Company’s calculation of Revenue for such quarter with respect to The Wingfeather Saga. All Revenue shall be calculated and reported on a quarterly basis in a manner consistent with the Company’s past practices and methodologies used prior to the date of this Agreement. The Company shall not modify such practices and methodologies without Key Operator’s prior written consent.

4.	Restrictive Covenants.

4.1.          Non-Competition. As a material inducement to the Company to enter into and perform its obligations under the Merger Agreement, during the Restriction Period (as defined below), Key Operator agrees not to (whether as an owner, operator, manager, employee, consultant, advisor, representative or otherwise), directly or indirectly (including through a subsidiary or a controlled Affiliate, the Company and its Subsidiaries excepted), own, operate, manage, control or invest in any Person that directly or indirectly engages or proposes to engage in offering a Streaming Service (as defined below) to the general public in the Territory (as defined below); provided that passive ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be an act prohibited by this Section 4.1, so long as Key Operator does not have any active participation in the business of such Person. The term "Restriction Period" means the period beginning on the Closing Date and ending on the date that the final episode of the final season of The Wingfeather Saga is delivered to the Company. The term "Territory" means each State and each country (including the United States) in which TCP and the Company have conducted business within the prior five (5) years. The term "Streaming Service" means an owned and operated service offering non-linear (i.e., on-demand) non-downloadable exhibition of audio-visual content by means of digital platforms which are accessed via computers, smart televisions, set-top boxes, handheld devices, tablets, mobile phones and/or gaming devices and for which the end user is charged a recurring set fee for a set periodic time for access to a package of content (i.e., a subscription).

4.2.          Non-Solicitation. Key Operator agrees that, during the Restriction Period, Key Operator shall not directly or indirectly through another Person (a) induce or attempt to induce any employee of TCP, the Company or their Subsidiaries (such employees collectively, “Company Employees”) to leave the employ of TCP, the Company or their Subsidiaries, or in any way interfere with the relationship between TCP, the Company or their Subsidiaries and any Company Employee, or (b) call on, solicit or service any supplier, vendor, licensee, licensor or franchisee of TCP, the Company or their Subsidiaries (such suppliers, vendors, licensees, licensors or franchisees, collectively, “Company Business Partners”) provided, however, that the foregoing shall not prohibit Key Operator from (i) calling on or working with any Company Employee or Company Business Partner in connection with the development, production or distribution of The Wingfeather Saga or any other animated television/streaming series pursuant to any existing or subsequent distribution or similar agreement between Key Operator and the Company; or (ii) calling on, soliciting or servicing any Company Business Partners so long as such activities are conducted in compliance with, and do not otherwise violate, the non-competition restrictions set forth in Section 4.1. For the avoidance of doubt, this Section 4.2 shall not apply with respect to Persons (i) whose employment is solicited or procured through newspaper ads or through general advertisement in a broad-based search (and not for the purpose of circumventing this Section 4.2) and (ii) whose employment with TCP, the Company or their Subsidiaries has terminated for a period of at least six (6) months prior to any solicitation by Key Operator.

4.3.          Blue Pencil Doctrine. If the final, non-appealable judgment of a court of competent jurisdiction declares that any term or provision of this Section 4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

4.4.          Injunctive Relief. Key Operator recognizes and affirms that in the event of breach by Key Operator of any of the provisions of this Section 4, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Key Operator agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Key Operator’s obligations under this Section 4 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 4 (including the extension of the Restriction Period by a period equal to (i) the length of the violation of this Section 4 plus (ii) the length of any court proceedings necessary to stop such violation) without the need to post any bond or prove any damages. In the event of a breach or violation by Key Operator of any of the provisions of this Section 4, the Restriction Period with respect to Key Operator shall be automatically extended for a period of time equal to the period of time such breach or violation existed and continued.

5.	General Provisions.

5.1.          Escrow. As security for the faithful performance of this Agreement, Key Operator agrees to immediately deliver all certificate(s) evidencing the Unreleased Shares, together with a stock power for each certificate in the form of Exhibit B attached hereto, or such comparable instrument as the Company reasonably may request, executed by Key Operator (with the transferee, date, certificate number and number of shares left blank), to the Secretary of the Company or the Secretary’s designee (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such transfers, forfeitures and releases of such Unreleased Shares as are in accordance with this Agreement. Each party hereto agrees that the Escrow Holder (a) is an intended third-party beneficiary of this Section 5.1, (b) will not be liable to any party to this Agreement (or to any other party) for any actions or omissions except for willful misconduct in violation of this Agreement, and (c) may rely upon any letter, notice, or other document executed by any signature purported to be genuine and may rely on advice of counsel and obey any order of any court or arbitrator of competent jurisdiction with respect to the transactions contemplated herein. The Unreleased Shares will be released from escrow (a) to the extent requested in writing by Key Operator, as and when such Unreleased Shares are released from the Forfeiture Obligation pursuant to this Agreement, and (b) in any event, upon termination of the Forfeiture Obligation.

5.2.          Complementary Agreements. This Agreement shall operate in conjunction with the Merger Agreement.

5.3.          Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

5.4.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

5.5.          Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries; or (iv) when sent by e-mail or facsimile, in each case with confirmation of transmission and no delivery failure notification.

All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto.

5.6.          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.7.         Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

5.8.         Amendments and Waivers. This Agreement may be amended only by a written agreement executed by Key Operator and the Company, which amendment shall have been approved by the Board. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

5.9.          Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

5.10.        Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

5.11.        Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including (without limitation) the determination of the scope or applicability of this agreement to arbitrate, shall be determined by confidential and binding arbitration in Salt Lake City, Utah, before one neutral arbitrator, who shall be a retired judge. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The parties hereby consent to exclusive jurisdiction and venue in Salt Lake City, Utah, for any action relating to provisional remedies in aid of arbitration. The judgment of the arbitrator shall be final and non-appealable.

5.12.        Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.13.        Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.14.       Tax Matters. Key Operator represents and warrants that Key Operator has reviewed or had the opportunity to review with its own tax and other advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Key Operator represents and warrants that Key Operator is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Key Operator understands that Key Operator (and not the Company) shall be responsible for any tax liability related to Key Operator that may arise as a result of the transactions contemplated by this Agreement. A form for an election under Section 83(b) of the Internal Revenue Code is attached hereto as Exhibit C. The election must be made, if at all, within 30 days of the date of the Closing. Key Operator understands and agrees that Key Operator is solely responsible for consulting with its tax and other advisors to determine, among other things, the tax consequences of the transactions contemplated by this Agreement, whether a Section 83(b) election can be made under the circumstances, the advantages and disadvantages of filing the Section 83(b) election, the value of the Unreleased Shares to declare on the Section 83(b) election, and the proper form for making the Section 83(b) election. Key Operator understands and agrees that the decision to make the election and the filing of such election is its sole responsibility, and not the Company’s, even if Key Operator requests the Company or its representatives to make this filing on Key Operator’s behalf.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Angel Studios, Inc.

By:
Name:
Title:

Address:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEY OPERATOR:

By:

Name:

EXHIBIT A

PERFORMANCE METRICS

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT B

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT C

SECTION 83(b) ELECTION

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

SCHEDULE I

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]